                                                                    EXHIBIT 99.1


                                                              (LINK ENERGY LOGO)

                                                  For more information, contact:
                                                            Media: Gretchen Weis
                                                                    713-385-8912
                                                             Investors: Dan Bach
                                                                    713-993-5287


FOR IMMEDIATE RELEASE


                  LINK ENERGY TO SELL ITS CRUDE OIL BUSINESS TO
                          PLAINS ALL AMERICAN PIPELINE

               TRANSACTION INCLUDES SETTLEMENT OF SHELL LITIGATION

HOUSTON (March 31, 2004) - Link Energy (NASDAQ OTC: LNKE) announced that it has entered into a purchase and sale agreement with Plains All American Pipeline, L.P. (NYSE: PAA) for its entire crude oil marketing, pipeline and trucking transportation business. As a part of such agreement Link Energy has agreed to settle all outstanding litigation with Texas New Mexico Pipe Line Company, a wholly owned subsidiary of Shell Pipeline Company. The $290 million proceeds from the transactions consists of approximately $273 million in cash from Plains, plus assumption of certain obligations, with adjustments for inventory and working capital, and approximately $17 million in cash from Texas New Mexico Pipe Line Company. The sale is anticipated to close on April 1, 2004, as the waiting period has expired under the Hart-Scott-Rodino Act.

         Link Energy is a crude oil transportation and marketing company, employing approximately 750 people in 17 states and Canada. Its business involves approximately 240,000 barrels per day of lease crude gathering and approximately 400,000 barrels per day of crude oil movement on its pipelines. The sale includes the crude oil businesses of Link Energy Limited Partnership, Link Energy Pipeline Limited Partnership and Link Energy Canada Limited Partnership which own and operate all of Link Energy's crude oil pipelines located in the United States and Canada, plus storage terminals, tank farms and a fleet of approximately 200 owned or leased trucks.

         "The crude oil business requires a strong balance sheet to compete effectively in today's marketplace," said Link Energy Chairman and Chief Executive Officer Tom Matthews. "We restructured in early 2003 and brought the business back to its current level today. However, the combination of the poor performance of our Gulf Coast Liquids and MTBE operations --which were sold in December 2003--, our high debt load, and the high costs we carried forward from our restructuring required us to provide costly letters of credit for a large portion of our business. This constrained our ability to leverage our assets effectively. While today's decision was a tough step, we believe that Plains can better realize the capabilities of our assets. This sale is in Link Energy's long-term best interest in order to protect the value of the assets, the needs of our customers, and the jobs of our employees."

           In conjunction with this transaction, the requisite holders of Link Energy's 9% senior notes will provide the necessary consents to amend the indentures effective as of the closing of the transaction, to remove substantially all of the covenants in the indenture and to provide that Plains will not be required to assume the bonds as otherwise required by the indenture. The holders of approximately 89% of the outstanding senior notes have agreed to sell their notes to Link Energy for 100% of the principal and accrued interest, subject to the closing of the transaction. The other holders of the senior notes will be offered the right to resell their notes on the same terms. Senior noteholders that sell their notes to Link Energy on these terms will also receive their proportionate share of up to $25 million from any funds, including funds released from the escrow, that may remain after Link Energy makes provision for its outstanding liabilities, obligations and contingencies. The potential premium is in exchange for the senior noteholders' waiver and modification of certain provisions of the notes, including the right to have Plains assume the notes, and approximates the premium on the notes reflected by the estimated market value if Plains had assumed the notes.

           Link Energy expects to use the proceeds of the sale to repay, to redeem, and to retire approximately $265 million of long and short term debt, which includes its existing credit facilities, its 9% senior notes referenced above and other indebtedness as well as transaction expenses of approximately $3.6 million. Following the closing of the transaction, the Company will have no further operations and will wind down over a period of time.

           The purchase and sale agreement contemplates an escrow of $10 million to provide for post-closing adjustments in inventory and working capital. Following this adjustment, Link Energy and Plains will each receive one-half of the remaining escrow balance. Funds released from the escrow plus remaining funds from the transaction will be used to wind down Link Energy and make provisions for any remaining liabilities or claims, and to make the additional payments described above to its senior noteholders.

         Based on current projections, the Company believes that it is likely that there will not be any liquidating or other distributions to the holders of Link Energy's LLC units.

           A Special Committee of the Board of Directors of Link Energy has reviewed the transaction with its financial advisor, Petrie Parkman & Company, which has rendered an opinion that the Plains transaction as summarized in its opinion is fair from a financial point of view.

ABOUT LINK ENERGY LLC

Link Energy LLC is a major independent marketer and transporter of crude oil in North America. Link Energy transports most of the lease crude oil it purchases via pipeline that includes approximately 7,500 active miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 200 owned or leased trucks. For information for Link Energy, please log onto our Web site address at www.linkenergy.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events given currently available information. Forward-looking statements in this press release relate to, among other things, the following; the receipt of necessary consents and approvals, the closing of the transaction and the expected use of the proceeds, including the amount available for repayment of indebtedness and the funds, if any, remaining for distribution to the unitholders. Actual events and results may differ materially from those projected. Factors that could cause actual results to differ materially from results anticipated in our forward-look statements include difficulties in maintaining our customer base pending the closing the transaction, the failure to receive necessary consents and approvals, the failure to satisfy other conditions of closing and the other factors discussed in our filings with the Securities and Exchange Commission.

                                      #####